FOR IMMEDIATE RELEASE, CONTACT

Nancy Davis

Murdock Communications Corporation

(319) 447-4239

FAX: (319) 447-4244

MURDOCK COMMUNICATIONS CORPORATION

ANNOUNCES CLOSING OF THE MERGER WITH POLAR MOLECULAR

CORPORATION

Marion, Iowa, July 15, 2003: Murdock Communications Corporation (OTC Bulletin Board: MURC & MURCW) (“MCC”) today announced that it has merged with Polar Molecular Corporation (“Polar”), effective as of July 14, 2003. The new combined company, called Polar Molecular Holding Corporation (“Holding”), a Delaware corporation, will apply to have the symbol for its common stock changed to PMHC. As a result of the merger, holders of Polar common stock will receive approximately 2.35 shares of Holding common stock for each share of Polar common stock that they currently own (with fractional shares rounded up to the next whole share). Holders of MCC common stock will be issued one share of Holding common stock for each share of MCC common stock that they currently own.